EXHEBIT 2.5

FIRST AMENDMENT TO SECURITIES PURCHASE AGREEMENT

This FIRST AMENDMENT TO SECURITIES PURCHASE AGREEMENT (this “First Amendment”) is entered into as of May 12, 2023, by and among Tempo Automation Holdings, Inc., a Delaware corporation (“Buyer”), Optimum Design Associates, Inc., a California corporation (the “ODA”), Optimum Design Associates Pty. Ltd., an Australian proprietary company limited by shares with Australian company number 093 253 091 (“ODA Australia” and, together with ODA, the “Acquired Companies”), Nick Barbin and Roger Hileman (Mr. Hileman, together with Mr. Barbin, the “Sellers” and each, a “Seller”). Buyer, ODA, ODA Australia, Mr. Barbin and Mr. Hileman are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.” Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement (as defined below).

RECITALS

WHEREAS, the Parties entered into that certain Securities Purchase Agreement, dated as of March 25, 2023 (as may be amended, modified or supplemented from time to time, the “Agreement”);

WHEREAS, pursuant to Section 12.9 of the Agreement, the Agreement may be amended by the Parties at any time by execution and delivery of an instrument in writing signed on behalf of each of the Parties; and

WHEREAS, the Parties desire to amend the Agreement in accordance with Section 12.9 thereof as more fully set forth herein in order to extend the U.S. End Date and the Australia End Date.

NOW THEREFORE, in consideration of the mutual agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

AGREEMENT

1.Amendment.

(a)Section 7.2(c) of the Agreement is hereby deleted in its entirety and replaced with the following:

(c)declare or pay dividends on or make any other distributions (whether in cash, stock or other property) in respect of any of its or any of its Subsidiaries’ Equity Interests, or split, combine or reclassify any of its or any of its Subsidiaries’ Equity Interests or issue or authorize the issuance of, or commit to issue or set aside any Equity Interests or other securities in respect of, in lieu of or in substitution for its Equity Interests, or repurchase or otherwise acquire, directly or indirectly, any of its or any of its Subsidiaries’ Equity Interests; provided, that an Acquired Company may declare or pay dividends on or make any other distributions in cash in respect of its Equity Interests if such Acquired Company, after giving effect to such dividend or distribution, provides evidence satisfactory to Buyer demonstrating that at least $400,000 in cash remains in such Acquired Company;

(b)Section 11.1(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

(b)by Buyer, on the one hand, or the Sellers, on the other hand, by written notice to the other if (i) with respect to the U.S. Sale, the U.S. Closing Date shall not have occurred by July 31, 2023 (the “U.S. End Date”) or (ii) with respect to the Australia Sale, the Australia Closing Date shall not have occurred by August 30, 2023 (the “Australia End Date”); provided, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to (i) Buyer, if Buyer’s action or failure to act has been a proximate cause of or resulted in the failure of the applicable Transactions to occur on or before the applicable End Date and such action or failure to act constitutes a breach of this Agreement or (ii) the Sellers, if the Seller’s or the Acquired Company’s action or failure to act has been a proximate cause of or resulted in the failure of the applicable Transactions to occur on or before the applicable End Date and such action or failure to act constitutes a breach of this Agreement;

2.Effect of Amendment. This First Amendment shall form a part of the Agreement for all purposes, and each Party shall be bound hereby. From and after the execution of this First Amendment by the Parties, each reference in the Agreement to “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended by this First Amendment.

3.Full Force and Effect. Except as expressly amended hereby, each term, provision, exhibit and schedule of the Agreement is hereby ratified and confirmed and remains in full force and effect. This First Amendment may not be amended except by an instrument in writing signed by the Parties.

4.Additional Miscellaneous Terms. The provisions of Article XII of the Agreement shall apply, mutatis mutandis, to this First Amendment and to the Agreement as modified by this First Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has caused this First Amendment to be duly executed on its behalf as of the day and year first above written.

TEMPO AUTOMATION HOLDINGS, INC.

By:
Name:	Joy Weiss
Title:	President and Chief Executive Officer

IN WITNESS WHEREOF, each of the Parties has caused this First Amendment to be duly executed on its behalf as of the day and year first above written.

OPTIMUM DESIGN ASSOCIATES, INC.

By:
Name:
Title:

Executed by Optimum Design Associates Pty. Ltd.	)
ACN 093 253 091 in accordance with s 127(1) of the	)
Corporations Act 2001(Cth):	)

Signature of Director	Signature of Director/Company Secretary

Print full name	Print full name

IN WITNESS WHEREOF, each of the Parties has caused this First Amendment to be duly executed on its behalf as of the day and year first above written.

Nick Barbin

Signature

Roger Hileman

Signature